Exhibit 99.1
                                                              News Release

Patriot Scientific Names Clifford Flowers as Chief Financial Officer

CARLSBAD, Calif. – Sept. 17, 2007 – Patriot Scientific (OTC Bulletin Board: PTSC) announced today that Clifford L. Flowers has joined the company as its new Chief Financial Officer. Flowers brings with him 18 years of progressive and diversified experience managing public corporations including startups, turnarounds and established organizations.

“I’m pleased and delighted to have Cliff join our staff as CFO,” said Patriot Scientific CEO Jim Turley. “He’s both experienced and creative and will become a vital asset as we move the company forward along our new path of growth and acquisition.”

Flowers said, “I am excited about this challenge and eager to assist in assessing new opportunities for Patriot as it begins to focus on acquisitions. I believe the company is poised for significant growth and I look forward to bringing Patriot’s assets to fruition for the benefit of its shareholders.”

Prior to joining Patriot Scientific Flowers was VP of Finance and CFO at Financial Profiles, a subsidiary of The Hannover Insurance Group. He was also CFO at XiFin, a high-tech software company in San Diego, and CFO of Previo (formerly Stac Electronics), a computer-storage company. His accounting experience includes eight years with PricewaterhouseCoopers LLP.

Flowers succeeds Thomas J. Sweeney, who has been acting as Patriot’s interim CFO for the past 26 months. Sweeney oversaw Patriot Scientific’s transition into its current business structure and managed the company’s complex Sarbanes-Oxley compliance efforts.

About Patriot Scientific
Patriot Scientific is a leading intellectual-property licensing company that develops, markets, and enables innovative technologies that satisfy the demands of fast-growing markets for wireless devices, smart cards, home appliances, network gateways, set-top boxes, entertainment technology, automotive telematics, biomedical devices, industrial controllers and more. Headquartered in Carlsbad, Calif., information about the company can be found at http://www.ptsc.com.

An investment profile on Patriot Scientific may be found at http://www.hawkassociates.com/ptscprofile.aspx. Copies of Patriot Scientific press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com. To receive free e-mail notification of future releases for Patriot Scientific, sign up at http://www.hawkassociates.com/email.aspx.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, patent litigation, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.

PTSC is a trademark of Patriot Scientific Corporation. All other trademarks belong to their respective owners.

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CONTACTS:
Patriot Scientific Media Relations
John Radewagen
Vice President, Corporate Communications
The Hoffman Agency
408-975-3005
408-219-9199 (mobile)
jradewagen@hoffman.com
www.hoffman.com

Patriot Scientific Investor Relations
Hawk Associates
Frank Hawkins or Ken AuYeung
(305) 451-1888
info@hawkassociates.com